Exhibit 16.1

Baker Tilly US, LLP 225 S Sixth St, Ste 2300 Minneapolis, MN 55402-4661 T: +1 (612) 876 4500 F: +1 (612) 238 8900 bakertilly.com

April 4, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated on or about April 4, 2023, of Predictive Oncology Inc. and agree with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.